                                                                    EXHIBIT 4.11

                                                  LLOYDS TSB BANK PLC
                                                  Lloyds TSB Corporate
[CORPORATE LOGO]                                  2nd Floor
                                                  PO Box 18436
                                                  39 Threadneedle Street
                                                  LONDON EC2R 8PT
The Directors
VTL (UK) Ltd                                      Tel: 020 7670 3734
Incubon House                                     Fax: 020 7670 3769
Wick Road
Egham
TW20 0HR

                                                  21st October 2005

Dear Sirs,

(POUND)5,750,000 REVOLVING LOAN FACILITY

We, Lloyds TSB Bank plc (the "BANK") are pleased to offer to VTL (UK) Limited (company registered number 4287100 and herein referred to as the "BORROWER") a loan facility of up to (pound)5,750,000 (five million, seven hundred and fifty thousand pounds sterling) (the "FACILITY") upon and subject to the terms and conditions of this letter.

1     DEFINITIONS

"ACCEPTANCE DATE" means the date of the signed acceptance of this letter by the Borrower.

"Business Day" means a day other than a Saturday or a Sunday on which banks are open for general business in London.

"COMMITMENT TERMINATION DATE" means the date which is 7 days prior to the Expiry Date.

"CURRENT ACCOUNT" means the sterling current account of the Borrower with the Bank's Threadneedle Street Branch (numbered 300009 02524060) or any account opened with the Bank in replacement of or in substitution for such account.

"EVENT OF DEFAULT" means an event described in Clause 6.1 hereof or any circumstance which with the giving of notice and/or the passing of time could become such an event.

"EXPIRY DATE" means 28th February 2006.

"FACILITY LIMIT" means (pound)5,750,000 subject to any cancellation or other reduction thereof within the terms of this letter.

"FINANCIAL STATEMENT" means at any particular time the then latest audited balance sheet and profit and loss account (each prepared on the same basis, containing a similar level of detail and in accordance with the same accounting principles as, and for an accounting reference period consistent with, the latest such balance sheet and profit and loss account received by the Bank prior to the date of this letter) of the Borrower together with the notes to both.

"GUARANTOR" means Morgan Stanley & Co. Incorporated.

"PARENT" means Viatel Holding (Bermuda) Limited (registered in Bermuda under company registered number 31325).

"SUBSIDIARY UNDERTAKING" shall have the meaning ascribed to it in Section 258 of the Companies Act 1985.

"TOTAL OUTSTANDINGS" means at any particular time the aggregate of all drawings outstanding at such time.

Words denoting the singular number only shall include the plural and vice-versa.

Lloyds TSB Bank plc.Registered Office; 25 Gresham Street, London EC2V 7HN. Registered in England and Wales no. 2065. Telephone : 020 7626 1500.
Authorised and regulated by the Financial Services Authority and a signatory to the Banking Codes.
Lloyds TSB Bank plc represents only the Scottish Widows and the Lloyds TSB Marketing Group for life assurance, pensions and investment business.

                                                  Continuation of a letter from
                                                  Lloyds TSB Bank plc to:
                                                  VTL (UK) Limited

2     AMOUNT & AVAILABILITY

2.1 Subject to the terms hereof the Facility shall remain available until and the Borrower may make drawings from time to time hereunder in minimum amounts of (pound)500,000 on any Business Day prior to the Commitment Termination Date subject to receipt by the Bank of notice from the Borrower by 10 a.m. on the date of drawing. No drawing may be effected on any particular day if the amount thereof would otherwise cause the Total Outstandings to exceed the Facility Limit.

2.2 Each notice of drawing to be given pursuant to Clause 2.1 hereof shall specify the amount of the drawing and the account to which the proceeds of the drawing are to be paid.

      The proceeds of each drawing shall be utilised by the Borrower for working capital purposes.

2.3 Interest will accrue from day to day on the cleared daily balance of drawings at a margin of 1.50% per annum above the Bank's Base Rate from time to time and shall be paid monthly in arrear (on the 10th of each month or if such date is not a Business Day on the next Business Day) and additionally on the date of final repayment of the Facility.

2.4 Any drawing which has been outstanding for not less than 7 days may be repaid by the Borrower on any Business Day prior to the Expiry Date subject to receipt by the Bank of notice of such repayment prior to 10 a.m. on the date of repayment and upon the repayment of the Total Outstandings, the Borrower shall have the option to terminate the Facility by giving notice of cancellation pursuant to Clause 2.5 hereof. Any such notice shall specify the amount of the repayment and whether the Borrower wishes to exercise its option to terminate the Facility. Upon termination of the Facility and full and final discharge of the Total Outstandings, the Bank shall return the guarantee referred to in Clause 4.2 to the Guarantor having marked it as cancelled.

      All moneys outstanding hereunder on the Commitment Termination Date shall be repaid by the Borrower on or before the Expiry Date. Any amount of the Facility undrawn on the Commitment Termination Date shall be cancelled forthwith.

 2.5 The Borrower may by not less than 5 Business Days' prior written notice cancel any part of the Facility Limit which will be unutilised at the expiration of the said notice in an amount of (pound)100,000 or any multiple thereof. Such notice shall specify the date of cancellation and the amount by which the Facility Limit is to be reduced and if the Total Outstandings have been fully and finally discharged and the Facility Limit is reduced to zero, the Facility shall terminate and the Bank shall return the guarantee referred to in Clause 4.2 to the Guarantor having marked it as cancelled.

3     ADDITIONAL COSTS & CHANGES IN CIRCUMSTANCES

3.1 If the application of or introduction of or any change in any applicable law, regulation, requirement, directive or request or any change in the interpretation thereof by any governmental, fiscal, monetary or other authority charged with the administration thereof or by any self-regulating organisation or court of competent jurisdiction (in any case whether or not having the force of law) shall subject the Bank or any holding company of the Bank to any tax, duty or other charge with respect hereto or change the basis of taxation on any amounts payable to the Bank hereunder (except in respect of tax on the overall net income of the Bank or any such holding company) or impose, modify or deem applicable requirements in respect of any liquid asset, special or other deposit or prudential or cash ratio or other requirements against, or the allocation by the Bank or any holding company of the Bank of capital in support of, any assets or liabilities or contingent liabilities of, deposits with or for the account of, or advances or commitments made by the Bank, and this shall increase the cost (to the Bank or any such holding company) of the Bank maintaining the Facility or shall reduce the amount of principal or interest receivable by the Bank or shall otherwise reduce the return to the Bank hereunder by an amount which the Bank deems material, the Borrower shall pay to the Bank upon demand such additional amounts as are necessary to compensate for such increased cost or reduction.

      In the event that circumstances arise that would result in the Bank making a claim pursuant to the previous paragraph, the Bank shall provide the Borrower with a certificate setting out in reasonable detail the basis and computation of any claim made by the Bank pursuant to this Clause 3.1 which certificate shall be binding and conclusive, save in the case of manifest error.

                                                  Continuation of a letter from
                                                  Lloyds TSB Bank plc to:
                                                  VTL (UK) Limited

3.2 If at any time the currency in which any amount outstanding or owing in connection with the Facility is denominated is due to be or has been converted into the euro or into any other currency as a result of a change in law or by agreement between the Bank and the Borrower then:

      (a) the Bank may in its sole discretion determine and shall give written notice to the Borrower of the currency or currency unit in which all or any amounts payable under or in connection with this letter shall be paid. After the expiry of 30 days from the date of such notice all such payments shall be made in such currency or currency unit and all references in this letter to currency shall mean and include reference to a currency unit; and

      (b) the Bank may by giving not less than 30 days' written notice to the Borrower change any of the terms applying to the Facility but only to the extent that the Bank reasonably considers any such change necessary to take account of differences in market practice or to compensate for increases in costs to the Bank or to any holding company of the Bank arising from or related to such conversion or arising from or related to the introduction of or to the extension of monetary union within the European Union. Any such change shall amend the terms of this letter upon expiry of such period of notice.

3.3 All legal and other costs and expenses including any stamp and other duties and registration fees on a full indemnity basis and value added tax thereon incurred by the Bank in assessing the Facility, in the preparation of this letter and of any amendment, waiver or consent letter at any time entered into, and in the preparation, valuation, taking and release of any guarantee or security given in connection with this letter shall be payable by the Borrower on demand. These costs and expenses may arise whether or not the Facility is drawn down. The Bank will provide the Borrower with an estimate of the amount of any such costs and expenses before they are payable.

      The Borrower shall also pay to the Bank on demand and on a full indemnity basis, all legal and other costs and expenses including any stamp and other duties and registration fees and value added tax thereon incurred by the Bank in connection with the enforcement, administration and preservation of the Bank's rights under the Facility.

3.4 On the Acceptance Date the Borrower shall pay to the Bank an arrangement fee of (pound)57,500.

4     CONDITIONS PRECEDENT & SECURITY

4.1 The obligations of the Bank hereunder shall not come into effect unless and until it has received in form and substance satisfactory to it:

      (a)   a copy of this letter duly signed on behalf of the Borrower;

      (b) a certified copy of the board resolution of the Borrower authorising acceptance of this letter and nominating the person(s) authorised to sign this letter on its behalf, and the person(s) authorised to give notices of drawing and other communications required hereunder, together with their duly authenticated specimen signatures; and

      (c) the security described in Clause 4.2 hereof together with such evidence as the Bank shall require to confirm that such security is in full force and effect.

4.2 All amounts owing to the Bank under or pursuant to the Facility shall at all times be secured by a guarantee from the Guarantor for a principal amount of (pound)6,000,000 inclusive of interest and other costs as detailed in the guarantee and in respect of the debts and liabilities to the Bank of the Borrower under the Facility, the "Security".

                                                  Continuation of a letter from
                                                  Lloyds TSB Bank plc to:
                                                  VTL (UK) Limited

5     REPRESENTATIONS & WARRANTIES

5.1   The Borrower hereby represents and warrants to the Bank that:

      (a) all action necessary to authorise its execution of this letter and the security documents required pursuant to the terms of this letter to which it is a party and its performance of its respective obligations hereunder and thereunder has been duly taken and neither such execution nor such performance will cause any limit or restriction on its borrowing or other powers, or on the right or ability of its directors (or any of them) to exercise such powers, to be exceeded or breached or will constitute or result in any breach of any agreement, law, requirement or regulation;

      (b) no material litigation, administrative or judicial proceedings are presently pending or to the best of its knowledge threatened against it or any of its Subsidiary Undertakings;

      (c) there has been no material adverse change in the financial condition of it or any of its Subsidiary Undertakings since the date of the Financial Statement received by the Bank prior to the date of this letter; and

      (d)   no Event of Default has occurred and is continuing.

5.2 The Borrower shall be deemed to repeat the representations and warranties set out in Clauses 5.1 (a) and (d) hereof on each day on which any amount remains owing to the Bank hereunder or for as long as the Bank is under any obligation to make the Facility available in each case as if made at each such time with reference to the facts and circumstances then existing.

6     EVENTS OF DEFAULT

6.1   In the event that:

      (a)   the Borrower fails to pay any sum due hereunder on its due date;

      (b) the Borrower defaults in the due performance or observance of any obligation accepted or undertaking given by it to the Bank or any representation warranty or statement made or deemed made by the Borrower herein or pursuant hereto proves to be incorrect or misleading;

      (c) an encumbrancer takes possession or a receiver, administrator or similar official is appointed of any of the assets or undertaking of the Borrower or an administration application is presented or made for the making of an administration order or a notice of intention to appoint an administrator under Schedule B1 to the Insolvency Act 1986 is Issued by the Borrower or its directors or by the holder of a qualifying floating charge (as defined in such Schedule) or a notice of appointment of an administrator is filed by any person with the court or any judgment made against the Borrower is not paid out, stayed or discharged within 14 days;

      (d) proceedings are commenced or a petition is presented (and is not dismissed within 14 days) or an order is made or an effective resolution is passed for the winding up of the Borrower or the Borrower is or becomes insolvent or stops or threatens to stop payment of its debts generally or is deemed unable to pay such debts (whether within the meaning of Section 123 of the Insolvency Act 1986 or otherwise) or the directors of the Borrower become obliged to convene a meeting pursuant to Section 142 of the Companies Act 1985 or an application is made in connection with a moratorium or a proposal to creditors for a voluntary arrangement is made by the Borrower or the Borrower takes any action (including entering negotiations) with a view to readjustment, rescheduling, forgiveness or deferral of any part of the Borrower's indebtedness;

      (e) any guarantee, other security or other document or arrangement relied upon by the Bank in connection with the Facility ceases to be continuing or ceases to remain in full force and effect or notice of discontinuance is received by the Bank or the Bank reasonably believes that the effectiveness of any such document or arrangement is in doubt or if any provision of such document or arrangement is not complied with for any reason whatsoever; or

                                                  Continuation of a letter from
                                                  Lloyds TSB Bank plc to:
                                                  VTL (UK) LIMITED

      (f) any of the above events occur in relation to any guarantor of the Facility or any action is taken in any jurisdiction which is similar or analogous to any of the foregoing either in relation to the Borrower or any guarantor of the Facility, then the Bank shall have the right at any time or times thereafter to declare its commitments hereunder cancelled and/or all amounts then outstanding hereunder payable on demand, whereupon such commitments shall be so cancelled and/or such outstandings shall be so payable, and/or to declare the Facility immediately due and payable, whereupon the Borrower shall pay to the Bank the total principal amount outstanding hereunder together with accrued interest thereon and any other amounts payable hereunder.

6.2 If any amount is not paid when due hereunder (including under this clause) the Borrower shall pay to the Bank on demand interest on such sum (whether before or after judgment) at 3% per annum above the Bank's Base Rate from time to time, running from the date of such default to the date of receipt of such sum in full by the Bank. Interest, if unpaid, shall be added to the sum in default at monthly intervals.

6.3 The Borrower shall immediately upon becoming aware of the same give the Bank notice of the occurrence of any Event of Default.

7     INDEMNITIES

7.1 The Borrower shall indemnify the Bank, without prejudice to any of the Bank's other rights hereunder, against any loss or expense as certified by the Bank including legal expenses on a full indemnity basis which the Bank may incur or sustain as a consequence of the occurrence of any Event of Default or any failure by the Borrower to pay any sum demanded by the Bank as a result thereof.

8     NOTICES

8.1 All communications from the Borrower in respect of the Facility shall be irrevocable and shall be sent by letter to the Bank's Threadneedle Street Branch or to such address as the Bank may notify in writing to the Borrower from time to time.

8.2 Any notice or demand to be given by the Bank shall be given in writing and without prejudice to any other effective mode of service shall be deemed to have been sufficiently served if sent to the Borrower at the address given above or to its registered office for the time being.

9     PAYMENTS

9.1 All payments due from the Borrower hereunder shall be made without any set-off, deduction or withholding of any nature whatsoever.

9.2 The Borrower hereby authorises the Bank to debit the Current Account with the amount of all sterling payments due to the Bank from time to time under the terms of this letter and undertakes to ensure that there will be sufficient cleared funds available on that account or sufficient availability within any agreed overdraft thereon by 12 noon on any relevant date to cover all such payments falling due on that date.

10    MISCELLANEOUS

10.1 No delay or omission by the Bank in exercising any of its rights hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any such right prevent any other or further exercise thereof or the exercise of any other right.

10.2 Without prejudice to the Bank's rights under any set off arrangements the Bank may at any time whether before or after any demand hereunder for payment without notice to the Borrower apply any moneys standing to the credit of the Borrower on any account and whether subject to notice or not and whether denominated in sterling or in any other currency in or towards satisfaction of any liabilities of the Borrower under this letter.

10.3 If the due date for any payment would otherwise fall on a non-Business Day, the effective date shall be the next succeeding Business Day.

                                                  Continuation of a letter from
                                                  Lloyds TSB Bank plc to:
                                                  VTL (UK) Limited

10.4 This letter shall be binding upon and shall inure only to the benefit of the Bank and the Borrower and their respective successors and assigns, provided that (a) the Borrower shall not assign any of its rights or transfer any of its obligations hereunder without the prior written consent of the Bank and (b) the Bank shall not assign any of its rights or transfer any of its obligations hereunder without the prior written consent of the Guarantor. For the avoidance of doubt, the Bank and the Borrower do not intend that any of the terms of this letter should otherwise be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this letter.

10.5 Members of the Lloyds TSB group may transfer any information regarding the Borrower or its Subsidiary Undertakings among themselves, to their auditors for the time being and to any potential assignee or transferee of the Facility (or any part thereof). Information may not be transferred further or otherwise (including for marketing purposes) without the prior written consent of the Borrower unless such information is in the public domain or unless the Bank is required by law so to do.

10.6 All calculations in respect of interest due to the Bank under the Facility shall be on the basis of the actual number of days elapsed and a 365 day year or a 360 day year (as in the opinion of the Bank is market practice for the calculation of interest).

10.7 In this letter reference to (a) any statutory provision shall be deemed to mean and to include a reference to any modification or re-enactment thereof for the time being in force, and (b) the Bank's Base Rate shall mean and include any rate replacing that rate from time to time.

10.8 The Bank will not be liable for any loss, damage, interruption, delay or non-performance in connection with this letter caused in whole or in part by events which are beyond the Bank's reasonable control. This may include, for example, explosion, terrorism, war, riot or other civil disturbance or failure or interruption of any electronic communication system.

10.9 This letter shall be governed by and construed in accordance with the laws of England.

11    PERIOD OF OFFER

11.1 The offer of the Facility is open for acceptance by returning the attached duplicate of this letter with the acknowledgement duly signed by authorised officers of the Borrower to be received by Lloyds TSB Corporate, City of London not later than one month hence failing which the offer will lapse.

Yours faithfully,

/s/ Ian Collins
-----------------------
For and on behalf of
Lloyds TSB Bank plc

                                                  Continuation of a letter from
                                                  Lloyds TSB Bank plc to:
                                                  VTL (UK) Limited

THIS LETTER CREATES LEGAL OBLIGATIONS.
BEFORE SIGNING YOU MAY WISH TO TAKE INDEPENDENT ADVICE.

We hereby acknowledge and accept the terms of your offer dated 20th October 2005 of which this is a duplicate and agree all the terms and conditions therein contained. We also acknowledge that your offer contains all the terms currently applicable to the Facility and that no representation, warranty or undertaking has been made by you or on your behalf in connection with the Facility which is not expressly set out in your offer and, in deciding to accept your offer, you have no duty to give us advice and we have not relied on any advice given by you or on your behalf.

Signed for and on behalf of VTL (UK) Limited

    /s/ Stuart Blyths
                    (signature)
*Director

      STUART BLYTHS
                    (name)

Pursuant to a Resolution of the Board dated OCTOBER 21 2005

Date OCTOBER 21 2005

                                           LLOYDS TSB BANK PLC
                                           Lloyds TSB Corporate
                                           2nd Floor
[CORPORATE LOGO]                           PO Box 18436
                                           39 Threadneedle Street
                                           LONDON EC2R 8PT
MORGAN STANLEY & CO, INC
NEW YORK                                   Tel: 020 7670 3734
                                           Fax: 020 7670 3769
                                           Mobile: 07802 765755
                                           E-mail: Ian.J.Collins@lloydstsb.co.uk

                                           21st October 2005

Dear Sirs

LETTER OF UNDERSTANDING

Without prejudice to any of our rights contained within your guarantee in our favour dated 21st October 2005 in the sum of (pound)6.0m (the "Guarantee") or to the terms and conditions of the Lloyds TSB Facility as defined in the Guarantee, we write to confirm:

      - It is our intention to advise Morgan Stanley & Co promtly upon our becoming aware of an Event of Default under the Lloyds TSB Facility

      - Following such advice to Morgan Stanley & Co it is our intention to claim under the Guarantee within a further period of 14 days (subject to a claim being made no later than 15th March 2006)

      - In the event the Lloyds TSB Facility has not been repaid in full by close of business on 28th February 2006 and is not repaid subsequently from any other source it would be our intention to claim under the Guarantee no later than 15th March 2006.

      - Upon the occurence of an Event of Default under the Lloyds TSB Facility it is our intention to make demand upon the Customer (as defined in the Guarantee) and claim under the Guarantee and we do not intend to enforce or prove against the Customer or commence proceedings or present a petition or take any other action for the purposes of the winding up of the Customer.

      - If at any time we wish to assign any of our rights or transfer any of our obligations in respect of the Lloyds TSB Facility, we shall only do so with your prior written consent.

      - In the event that all of our rights under the Lloyds TSB Facility are assigned to you or where the Lloyds TSB Facility terminates, we shall, upon our being satisfied that all obligations to us in respect of the Lloyds TSB Facility have been fully and finally discharged, return to you the Guarantee having marked it as cancelled.

Yours faithfully

/s/ Ian Collins
---------------------
IAN COLLINS
RELATIONSHIP MANAGER

Lloyds TSB Bank plc. Registered Office: 25 Gresham Street, London EC2V 7HN. Registered in England and Wales no. 2065, Telephone: 020 7626 1500.
Authorised and regulated by the Financial Services Authority and a signatory to the Banking Codes.
Lloyds TSB Bank plc represents only the Scottish Widows and the Lloyds TSB Marketing Group for life assurance, pensions and investment business.